As filed with the Securities and Exchange Commission on September 23, 2008
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDTRONIC, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0793183
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(Address, including zip code, of Principal Executive Offices)
Medtronic, Inc. 2008 Stock Award and Incentive Plan
(Full title of the Plan)

Copy to:
James Nathan Spolar, Esq.	Jeannemarie O’Brien, Esq.
Principal Legal Counsel and Assistant Secretary	Wachtell, Lipton, Rosen & Katz
Medtronic, Inc.; World Headquarters	51 West 52nd Street
710 Medtronic Parkway	New York, New York 10019
Minneapolis, Minnesota 55432	Telephone: (212) 403-1000
Telephone: (763) 514-4000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $0.10 par value per share, together with the associated Preferred Stock Purchase Rights	50,000,000(1)	$51.98(2)	$2,598,750,000.00(2)	$102,130.88(2)

(1)	Includes an aggregate of 50,000,000 shares to be issued pursuant to the exercise of awards under the Medtronic, Inc. 2008 Stock Award and Incentive Plan, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on September 22, 2008.

PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a)  The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
     (b)  Upon written or oral request, Medtronic, Inc. (“Medtronic”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. Medtronic will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the following address:
     Investor Relations Department
     Medtronic, Inc.
     710 Medtronic Parkway
     Minneapolis, Minnesota 55432
     (763) 514-4000
PART II  INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
     The following documents filed with (excluding documents furnished to) the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:
     (1)  Medtronic’s Annual Report on Form 10-K, for the fiscal year ended April 25, 2008, filed with the Commission on June 24, 2008;
     (2)  All other reports filed (but not furnished) by Medtronic pursuant to Section 13(a) or 15(d) of the Exchange Act since April 25, 2008;
     (3)  The description of Common Stock and the associated Preferred Stock Purchase Rights contained in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-121239) filed with the Commission on January 10, 2005, under the heading “Description of Capital Stock.”
     All other documents subsequently filed (excluding those furnished) by Medtronic pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
     Not Applicable.
Item 5.  Interests of Named Experts and Counsel.
     Not Applicable.

Item 6.  Indemnification of Directors and Officers
     Minnesota Statutes, Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met unless Medtronic amends its articles of incorporation or bylaws to prohibit or condition such indemnification rights.  In addition, Section 302A.521, subd. 3 requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless Medtronic amends its articles of incorporation or bylaws to prohibit or condition such expense advancement rights.  Under Section 302A.521, subd. 4, Medtronic may amend its Restated Articles of Incorporation or Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board consisting of disinterested directors, by special legal counsel, by the shareholders, or by a court.  A director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
     Medtronic’s Bylaws provide that Medtronic shall indemnify such persons for such expenses and liabilities, in such manner, under such circumstances and to such extent permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended, or as required or permitted by other provisions of law.  Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of Medtronic.  As permitted by Minnesota Statutes, Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the extent permitted by law, provided, however that Medtronic’s Restated Articles of Incorporation shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, or in contravention of Medtronic’s Restated Articles of Incorporation or Bylaws; (iv) violations of certain Minnesota securities laws; (v) for any transaction from which the director derived an improper personal benefit; or (vi) for any act or omission occurring prior to the effective date of the applicable provision of Medtronic’s Restated Articles of Incorporation.
     Medtronic has established a Directors and Officers Indemnification Trust, a copy of which has been filed with the Commission.
Item 7.  Exemption from Registration Claimed.
     Not Applicable.
Item 8.  Exhibits
     See Exhibit Index, which is incorporated here by reference.
Item 9.  Undertakings
     (a)  Medtronic hereby undertakes:
     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Medtronic pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;
          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)  Medtronic hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Medtronic’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Medtronic pursuant to the foregoing provisions, or otherwise, Medtronic has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Medtronic of expenses incurred or paid by a director, officer or controlling person of Medtronic in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Medtronic will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Medtronic certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on the 23rd day of September, 2008.

MEDTRONIC, INC.
By:	/s/ William A. Hawkins
William A. Hawkins
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 23rd day of September, 2008.

By:	/s/ William A. Hawkins

William A. Hawkins
Chairman and Chief Executive Officer
(principal executive officer)

By:	/s/ Gary L. Ellis

Gary L. Ellis
Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

Richard H. Anderson*	)
David L. Calhoun*	)
Victor J. Dzau, M.D.*	)
William A. Hawkins*	)
Shirley Ann Jackson, Ph.D.*	)
James T. Lenehan*	)	Directors
Denise M. O’Leary*	)
Kendall J. Powell*	)
Robert C. Pozen*	)
Jean-Pierre Rosso*	)
Jack W. Schuler*	)

*	Terrance L. Carlson, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons on the 23 day of September, 2008.

By:	/s/ Terrance L. Carlson
Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary, as Attorney-in-Fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

3.1	Medtronic Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on September 7, 2007)

3.2	Medtronic Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K filed on June 30, 2004)

5.1	Opinion of Counsel regarding the legality of the securities being registered

10.1	Medtronic, Inc. 2008 Stock Award and Incentive Plan (incorporated by reference to Appendix A to the Registrant’s 2008 Proxy Statement filed on July 18, 2008)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney